                                                                   EXHIBIT 10.10



                              INVESTMENT AGREEMENT


GRAVITY Co., Ltd. (hereinafter referred to as "GRAVITY") and Trigger Soft Corporation (hereinafter referred to as "Trigger") hereby enter into this investment agreement (this "Agreement") regarding a MMORPG Game to be developed by Trigger, provisionally named "Seven Hearts" (hereinafter referred to as the "Game").



ARTICLE 1.  PURPOSE


The purpose of this Agreement is to foster for the long term a mutually beneficial "win-win" partnership between the parties and, for the short term, to lay out a strategic foundation for the successful launching of this Game, by combining GRAVITY's funding and game marketing capabilities with Trigger's development know-how in order that both parties can be leading companies in the fast-changing Korean game industry.



ARTICLE 2.  DEFINITION OF TERMS


The terms used herein shall have the following definitions.


1. "Investment Amount" means the amount payable by GRAVITY to Trigger to cover the development cost incurred by Trigger in connection with the Game.


2. "Game" means the massively multiplayer online role playing game (MMORPG), temporarily named "Seven Hearts: the Project of Organically Managing Seven Planets", which is to be developed by Trigger.


3. "Commercialization" means the point at which the users of the Game are charged a fee for the use of the Game.


4. "Royalty" means the payment by GRAVITY to Trigger of a certain percentage of the Net Sales arising from the Commercialization of the Game.


5. "Gross Sales" means the total amount of sales and usage fees that have been collected from the charges made to online users of the Game on a pay-per-use basis or the sale of the CDs of the Game.


6. "Net Sales" means the amount remaining after deducting the Total Cost described in clause 7 below from the Gross Sales described in clause 5 above, provided that the Net Sales shall be deemed to exist only if there is any amount remaining after deducting the Total Cost from the Gross Sales.


7. "Total Cost" shall refer to the following costs incurred in connection with the supply of the Game to online users:


     a.   Value-added tax (VAT);


     b. Costs payable to third parties related to the imposition and collection of usage fees;


     c. Costs payable to online and offline agents, subscription promoters and other individuals and corporations) that solicit or represent the paying users (hereinafter referred to as "Agents";


     d. Costs incurred in paying for claims by users or Agents of indemnity, compensation, and/or refund, and related expenses, pursuant to relevant law or regulations;


     e. Costs incurred in exchanging foreign currencies, to the extent necessary;


     f. Production costs for the production of CDs, instruction manuals and promotional materials following the Commercialization of the Game, to the extent that such materials are sold for a price.


     g. Costs related to the deposit or payment of money, to the extent required by law;


     h. Premiums payable under insurance policies, to the extent required by law;


     i. Costs payable to third parties in connection with overseas exports (excluding costs related to overseas publicity, exhibition, advertising, etc.);


     j.   Actual costs related to the overseas technical support for Trigger;
          and


     k.   Costs agreed upon in writing by the parties.


8. "Marketing" means advertising, promotions and other events conducted locally and abroad in connection with the sale and servicing of the Game, promotion of its brand recognition and the increase of its users.



ARTICLE 3.  TERM OF AGREEMENT


For the purpose of promoting a long-term strategic partnership, this Agreement shall take effect as of the date of this Agreement and remain effective until terminated by mutual agreement of the parties. If the Game is successfully launched, the parties will continue to work together as strategic parties with respect to the sequels.

ARTICLE 4.  RIGHTS TO THE GAME


1. Trigger shall hold intellectual property rights to the Game, including the right to develop programs and the right to use.


2. GRAVITY shall hold the rights to operate and manage the exclusive domestic and overseas rights related to the Game, including the selling and marketing rights and the rights to the trademarks



ARTICLE 5.  TRANSFER OF RIGHTS


1. With prior written consent of the other party, each party hereto may transfer to third parties the whole or part of its respective rights and obligations hereunder and, to the extent not in conflict with the rights of the other party specified herein, enter into similar agreements with third parties.


2. In the case of a transfer of rights as specified in the preceding paragraph, the third party shall be deemed as substituting the transferring party with respect to all related rights and obligations.



ARTICLE 6.  INVESTMENT AMOUNT


The Investment Amount payable by GRAVITY to Trigger shall be KRW 700 million, payable in the following installments:


1. KRW 100 million, within seven (7) days from the date Trigger provides with a performance guarantee after the date of this agreement.


2. KRW 50 million on the 25th day of each month for 10 months starting from the month following the month during which the payment in clause 1 is made.


3. The remaining KRW 100 million shall be paid within one year of the date of this Agreement upon Trigger's request and as agreed by the parties.





ARTICLE 7.  OPENING AND MANAGEMENT OF THE DOMESTIC RECEIVING ACCOUNT AND ROYALTY


1. The parties shall open a bank account (hereinafter referred to as the "Receiving Account") in GRAVITY's name, for the purpose of collecting online usage fee from customers and managing revenues generated from the sale of CDs of the Game. The Receiving Account shall be jointly managed by the parties.


2. After the Commercialization of the Game, GRAVITY shall pay Trigger as Royalty 25% of the monthly Net Sales out of the cash and cash equivalents actually deposited into the Receiving Account.

3. GRAVITY shall settle its account at the end of each month and pay the Royalty to Trigger by the tenth day of the following month, provided that the cumulative settlement shall be made at the end of each fiscal year (December 31).



ARTICLE 8.  OPENING AND MANAGEMENT OF THE OVERSEAS RECEIVING ACCOUNT AND ROYALTY


1. The parties shall open a bank account (hereinafter referred to as the "Overseas Receiving Account") in GRAVITY's name to collect and manage the revenues collected from overseas customers.


2. GRAVITY shall pay Trigger as the Royalty 50% of the overseas monthly Net Sales out of the cash and cash equivalents actually deposited into the Overseas Receiving Account.


3. GRAVITY shall settle its account at the end of each month and pay the Royalty to Trigger by the tenth day of the following month, provided that the cumulative settlement shall be made at the end of each fiscal year (December 31).





ARTICLE 9.  OBLIGATION OF GRAVITY


GRAVITY undertakes to cooperate in good faith upon the receipt of the following requests from Trigger:


1. Access to the information relating to the Gross Sales, Total Cost, and Net Sales.


2.   Transparent management of sales accounts;


3.   Support on equipment related to game development;


4.   Active domestic and overseas marketing promotions and sales activities; and


5.   Smooth operation and maintenance of game services.



ARTICLE 10.  OBLIGATION OF TRIGGER


Trigger undertakes to cooperate in good faith upon the receipt of the following requests from GRAVITY:

1. Simultaneously with the execution of this Agreement, Trigger shall provide to GRAVITY a performance guarantee for an amount equal to the advance payment of KRW 100 million.

2. Trigger shall be liable for technical problems (bugs, lags, resolving hacking problems, and domestic and overseas technical assistance) arising in connection with

     GRAVITY's operation of the Game following the completion of the Game development.

3. If Trigger develops a sequel following this Game, upon GRAVITY's request Trigger will grant publishing rights thereto to GRAVITY on the same conditions as this Agreement, provided that the Investment Amount shall be adjusted based on consultation over the size and quality of such game.

4. If Trigger pursues a project in connection with Clause 5 of Article 15, Trigger shall deliver a business plan to GRAVITY from the planning phase and forth.



ARTICLE 11.  JOINTLY LIABLE GUARANTEE


Moon-kyu Kim, the representative director of Trigger, and Wook-sang Cho, the main programmer of Trigger, hereby jointly provides an unlimited guarantee of the performance by Trigger of its obligation hereunder.



ARTICLE 12.  DEVELOPMENT SCHEDULE


Trigger hereby agrees to a development period for the Game as a total of 22 months and shall complete the development of the Game according to the following schedule. Details of the development-related plans and timing shall be provided as an attachment hereto, which shall form an integral part of this Agreement. Trigger shall notify GRAVITY of any delay in development schedule.


1. Date of this agreement: Development in progress with the Alpha version completed


2.   Closing test: the end of November 2003


3.   Open beta test: April 2004


4.   Commercialization: July 2004


5.   1st upgrade: September 2004


6.   2nd upgrade: December 2004



ARTICLE 13.  THE TIMING OF COMMERCIALIZATION


The determination as to the Commercialization of the Game shall be made based on consultation between the parties, provided that the number of concurrent users shall have reached at least 15,000. GRAVITY, which has the know-how from past game development and operation, shall decide the actual timing of the Commercialization based on all other considerations.

ARTICLE 14.  LIMITATION ON THE USE OF INVESTMENT AMOUNT


1. Trigger shall use the Investment Amount paid by GRAVITY for the successful development of this Game and may not, without prior written approval from GRAVITY, use the Investment Amount as security to third parties or to repay existing debts, provided that GRAVITY hereby consents to the repayment of not more than KRW 150 million in existing debts (unrelated to GRAVITY) which Trigger owes as of the date of this Agreement.


2. The Investments Amount payable in connection with the development of the Game shall not be accounted other than as selling and general administration expenses.


3. Trigger shall provide GRAVITY with a written report on the monthly expenditure details of the Investment Amount by the fifth day of the following month.



ARTICLE 15.  LIQUIDATED DAMAGES


In the event that, after the payment of the Investment Amount by Gravity to Trigger, Trigger fails to complete the Game or the performance of this Agreement becomes uncertain due to unforeseen additional expenses, Trigger shall be deemed to have performed its obligations hereunder if it does the following subject to Gravity's prior consent:


1. If additional expenses are required as a result of the delay in development, upon GRAVITY's request such additional expenses may be converted into shares in Trigger upon additional investment by Gravity. The value of such shares shall be the value of such shares as objectively determined at the time of such additional payment, and the valuation agency shall be determined by mutual consultation.


2. If the additional expenses described in clause 1 are between KRW 100 million and KRW 200 million and the Commercialization is delayed for more than six (6) months, the rate of domestic Royalty shall be adjusted from 25% to 20%. If the additional expenses are between KRW 200 million and KRW 500 million and Commercialization is delayed for more than one (1) month, the rate of domestic Royalty shall be adjusted from 25% to 20% and the rate of overseas Royalty shall be adjusted from 50% to 40%.


3. If the Game is completed and Commercialized but fails in the market, the Investment Amount may be converted to shares in Trigger at the request of GRAVITY as liquidated damages. Article 15. 1 shall apply mutatis mutandis as to share valuation.


4. If GRAVITY suffers any losses as a result of this Agreement, Trigger shall allow GRAVITY to participate in the next project on the same conditions as this Agreement and make its best efforts to have GRAVITY recover such losses.

ARTICLE 16.  EXCLUSIVE PUBLISHING RIGHTS AND OTHER SPECIAL PROVISIONS


1. Trigger shall grant GRAVITY, among others and for five (5) years from the date of this Agreement, exclusive rights to publish the programs relating to the series of the Game provisionally named "Seven Hearts".


2. Trigger shall not exercise the above-described program copyrights and hereby acknowledges that such rights belong exclusively to GRAVITY.


3.   The scope of the exclusive publishing rights is outlined below:


     3.1. Exclusive rights to reproduce and distribute the Game and its derivative works in Korea or overseas;


     3.2. Exclusive right (excluding the holder of the copyrights) to operate the Game worldwide and display the copyrights thereto for the sake of such operation and the monopolistic, exclusive, and transferable license related thereto;


     3.3. Exclusive license to modify the Game as required for localization, reproduction and distribution of the program (with the secondary copyrights belonging to GRAVITY for the term of this Agreement) and the right to permit overseas commercial use by a third party; and


     3.4. Any and all rights related to the commercial use of the Game (excluding the copyrights holder) for the next five years (extendable to ten years).


4. GRAVITY shall hold the rights to operate and manage the exclusive rights related to the sequels to the Game, including the selling and marketing rights and the rights to the trademarks.


5. Any sequel projects following the Game shall be pursed by mutual consultation of the parties commencing from the planning stage. Any terms and conditions that differ from this Agreement shall be determined by prior consultation.



ARTICLE 17.  CHANGE IN TRIGGER'S CAPITAL


Following this Agreement, Trigger may not dispose of its shares, increase its capital or obtain outside funding without GRAVITY's prior written consent.



ARTICLE 18.  REQUEST FOR CURE OF CONTRACTUAL BREACH


If either party breaches this Agreement, the non-defaulting party may request in writing a cure of such breach within seven business days and the defaulting party shall immediately so cure and give written notice to the other party within seven days.

ARTICLE 19.  TERMINATION OF THE AGREEMENT


1. Either party may terminate this Agreement without further notice, in the event of the following:


     a. If such party fulfills its obligations but the other party breaches its obligations hereunder due to its own fault and fails to cure such breach within seven business days as described in Article 14;


     b. If such party becomes subject to payment suspension, liquidation, composition, corporate reorganization and bankruptcy proceedings or similar events;


     c. If the performance of this Agreement becomes impossible because the material assets of such party necessary for the performance of this Agreement becomes subject to orders such as provisional attachment, injunction, attachment, repossession, public sale or the commencement of auction; or


     d. If the performance of this Agreement becomes impossible because such party becomes subject to regulatory action related to this Agreement such as business suspension, cancellation of business license and criminal sanction.


2. The termination of this Agreement shall take effect on the date of transmittal in writing of the intent to terminate.


3. This Agreement shall be deemed to be unilaterally terminated if Trigger intentionally discloses key manpower and technical know-how to the outside without prior agreement with GRAVITY.



ARTICLE 20.  COMPENSATION FOR DAMAGES


1. If this Agreement is terminated due to reasons attributable to GRAVITY, GRAVITY shall compensate Trigger as follows:


     1.1 If this Agreement is terminated before the Commercialization, GRAVITY shall acknowledge an amount equal to 50% of the Investment Amount described in Article 6, which is already paid to Trigger, as damages to Trigger and shall not make claim for its return.


     1.2 If this Agreement is terminated after the Commercialization, GRAVITY shall acknowledge an amount equal to 50% of the Investment Amount described in Article 6, which is already paid to Trigger, as damages to Trigger and shall not make claim for its return, and all Royalties paid to Trigger as of such termination shall be retained by Trigger.

2. If this Agreement is terminated due to reasons attributable to Trigger, Trigger shall compensate GRAVITY, as follows:


     2.1 If this Agreement is terminated before the Commercialization, Trigger shall return to GRAVITY, within seven business days from the effective date of termination, the Investment Amount received by it as of such date, plus an amount equal to 50% of the Investment Amount.


     2.2 If this Agreement is terminated after the Commercialization, Trigger shall return to GRAVITY, within seven business days from the effective date of termination, the Investment Amount received by it as of such date, plus an amount equal to 50% of the Investment Amount, plus an amount equal to 50% of the Royalty received by Trigger as of such date.


3. Notwithstanding clauses 1 and 2 above, if the amount of actual damages exceeds the amounts described in such clauses, the party at fault shall compensate the other party for the amount of actual damages.



ARTICLE 21.  RESOLUTION OF A DISPUTE WITH A THIRD PARTY


If legal disputes arise from this Agreement due to reasons attributable to either party hereto, such party shall resolve such disputes at its own costs and liability.



ARTICLE 22.  FORCE MAJEURE


Neither party shall be held liable to the other party for the non-performance or delayed performance of this Agreement due to force majeure events such as war, riots, flood, earthquakes or government actions.



ARTICLE 23.  CONFIDENTIALITY


1. The parties shall keep confidential the other party's technological and business secrets provided or acquired from the other party in connection with this Agreement, and shall not divulge to third parties without such other party's written consent.

2. This provision shall remain in effect for three years following the expiration or termination of this Agreement.

ARTICLE 24.  EFFECTIVENESS OF AGREEMENT; AMENDMENT


1. This Agreement shall be effective as of the date of signing or sealing hereof by both parties.


2. This Agreement may be modified or amended by written mutual agreement of the parties.



ARTICLE 25.  DUTY TO EXERCISE GOOD FAITH AND COOPERATE


The parties undertake to carry out the terms and conditions herein in good faith and shall fully cooperate to ensure smooth operation of the business for the term of this Agreement.



ARTICLE 26.  INTERPRETATION OF AGREEMENT


Matters not stipulated herein or disagreements over the interpretation of this Agreement shall be resolved through mutual agreement of the parties.



ARTICLE 27.  AGREED JURISDICTION


The parties shall endeavor to amicably resolve disagreements or disputes arising in connection with this Agreement or the performance hereof by, provided that where such disagreements or disputes cannot be amicably resolved, they will be adjudicated at the local court having jurisdiction over GRAVITY.



ARTICLE 28.  MISCELLANEOUS


1.   Matters not specified herein shall follow general business customs.


2. All notices, claims or requests for payment in connection with this Agreement shall be in writing.


As evidence of voluntary entry into this Agreement, the parties shall prepare and execute two copies of this Agreement, and each party shall keep one executed copy hereof.



Appendix 1. Copy of the Development Plan


Appendix 2. Copy of Financial Statements (B/S, P/L, Cash flow Statement)

                                October 28, 2003



"GRAVITY"

Corporate Name: GRAVITY Co., Ltd.

Address: 620-2 Shinsa-dong, Gangnam-gu, Seoul

Representative Director: Jung Hwi Yung  /seal/



"Trigger"

Corporate Name: Trigger Soft Corporation

Address: #305 Incheon Venture Resource Center, 169-1 Juan-dong, Nam-gu, Incheon

Representative Director: Moon-kyu Kim /seal/



Joint Guarantor 1 of "Trigger" (Representative Director)

Name: Moon-kyu Kim /seal/

Address: 105-2007 Shindongah APT, Shibjeong 2-dong, Bupyung-gu, Incheon

Resident Registration No.: 711104-1143711



Joint Guarantor 2 of "Trigger" (Main Programmer)

Name: Wook-sang Cho /seal/

Address: 114-1503 Manseok Beach Town, 128 Manseok-dong, Dong-gu, Incheon

Resident Registration No.: 710418-1068411